Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

February 17, 2021

Diffusion Pharmaceuticals Inc.

1317 Carlton Avenue, Suite 200

Charlottesville, VA 22902

Re:     Prospectus Supplement to Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as special counsel to Diffusion Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) 33,658,538 shares (the “Offered Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) the underwriter’s warrants to purchase up to 1,618,427 shares of Common Stock (the “Warrants”) and (iii) up to 1,618,427 shares of the Company’s Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and collectively with the Offered Shares and the Warrants, the “Securities”), pursuant to the Registration Statement on Form S-3 (File No. 333-249057) (the “Registration Statement”), which was originally filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 25, 2020, and was declared effective on October 2, 2020, and the related prospectus contained therein, dated October 2, 2020 (the “Base Prospectus”) and the prospectus supplement, dated February 11, 2021 (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”). All of the Securities are to be sold by the Company as described in the Registration Statement and the related Prospectus.

In connection with this opinion (this “Opinion”), we have examined originals or copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of: (i) the Registration Statement and the related Prospectus; (ii) the Company’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on June 18, 2015 (as amended to date); (iii) the Company’s Amended and Restated Bylaws effective as of January 8, 2016; (iv) the Underwriting Agreement dated February 11, 2021 (the “Underwriting Agreement”) by and between the Company and the underwriter named therein (the “Underwriter”); (v) the form of Warrant; (vi) resolutions evidencing corporate action of the Company authorizing the issuance and sale of the Securities; and (vii) a certificate of an officer of the Company as to matters of fact material to this Opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of parties (other than the Company) to all documents.

We have further assumed that the Securities will be issued and sold in the manner stated in the Registration Statement and the related Prospectus, and in compliance with the applicable provisions of the Act and the rules and regulations of the Commission thereunder and the securities or blue sky laws of various states and the terms and conditions of the Underwriting Agreement.

Our opinions set forth herein are based solely upon the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations (including, without limitation, the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Securities).

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Offered Shares have been duly authorized for issuance by the Company and, when the Offered Shares have been issued by the Company and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Offered Shares will be validly issued, fully paid and non-assessable; (ii) the Warrants have been duly authorized by the Company and, when the Warrants have been duly registered on the books of the warrant agent and registrar in the name and on behalf of the purchasers thereof and have been issued by the Company and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Warrants will be legally valid and binding obligations of the Company; and (iii) the Warrant Shares have been duly authorized for issuance by the Company and, when the Warrant Shares have been duly registered on the books of the transfer agent and registrar in the name and on behalf of the holders and have been issued by the Company and delivered against payment therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this Opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on February 18, 2021 and as an exhibit to any application under the securities or other laws of any state of the United States which relate to the offer and sale of the Securities. We further consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement related to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Dechert LLP Dechert LLP